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                                                                      EXHIBIT 11

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                                         Nine months ended
                                        September 30, 1996
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Fully diluted net income per share:

Net income                              $17,614,453

Avg. Number of shares outstanding        17,753,376

Net effect of dilutive stock options-
    Based on treasury stock method
    using average market price            1,233,347
                                        -----------
Total average shares                     18,986,723

Fully diluted net income per share              .93
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